  EXHIBIT 99.1

Stockholders of Freeze Tag, Inc. Announce Removal of Board Members

TUSTIN, Calif., July 10, 2025 (GLOBE NEWSWIRE) -- A group of holders of the Series C Preferred Stock of Freeze Tag, Inc. (OTC:FRZT) (the “Company”), representing an aggregate of 65.92% of the total voting power of the Company, announced today that, pursuant to Section 141(k) and Section 228 of the Delaware General Corporation Law (the “DGCL”), they have approved and delivered to the Company a Written Consent removing Craig Holland and Mick Donahoo as members of the Board of Directors (the “Corporate Action”). Upon the effective date of the Corporate Action, the sole remaining directors of Freeze Tag will be Robert Don Vardeman and Robert Don Vardeman, Jr. who, combined, hold an aggregate of 2,998,302 shares of Series C Preferred Stock representing 51.1% of the total voting power within the Company.

Under Section 1.10 of the Company’s Bylaws, the Company is required to give prompt notice of the taking of this Corporate Action to all stockholders who have not consented in writing. Pursuant to Rule 14c-2 of the Securities and Exchange Commission, the Corporate Action will not become effective until 20 days after Freeze Tag disseminates to its stockholders a definitive Information Statement on Schedule 14C describing this action. The Series C stockholders who approved the Corporate Action have cautioned Mr. Holland and Mr. Donahoo against causing the Company to enter into any significant, material transactions, or otherwise acting in their capacities as officers, directors, or employees in a manner that would disrupt the status quo between now and the effective date of the Corporate Action.

Scale LLP serves as legal counsel to Robert Don Vardeman and Robert Don Vardeman, Jr., who are members of the group of Series C Preferred Stockholders referenced in this press release, and who are responsible for the statements set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding anticipated changes in the leadership and governance of the Company, the expected effectiveness of the written stockholder consent pursuant to Delaware law, the future composition of the Company’s Board of Directors, and the anticipated impact of these changes on stockholder value and Company operations.